INDEPENDENT AUDITORS' CONSENT
               AND REPORT ON FINANCIAL STATEMENT SCHEDULE


  The Board of Directors and Stockholders
  The Beard Company:


  The audits referred to in our report dated March 12, 1998, included financial statement Schedule II for each of the years in the three-year period ended December 31, 1997, included in the annual report Form 10-K for the year ended December 31, 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such finan-cial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the in-formation set forth therein.

  We consent to incorporation by reference in the Registration Statements
  (No. 33-87110, 33-98482, and 333-06757) on Form S-8 of The Beard Company of
  our report dated March 12, 1998, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of The Beard Company.

                                             KPMG PEAT MARWICK LLP
                                             KPMG Peat Marwick LLP

  Oklahoma City, Oklahoma
  March 30, 1998